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                                                                      EXHIBIT 99

NEWS RELEASE                                     [WILLIAMS ENERGY PARTNERS LOGO]


NYSE: WEG
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DATE:             Feb. 20, 2003


CONTACT:          Susie Hereden                      Paula Farrell
                  Media Relations                    Investor Relations
                  (918) 573-2278                     (918) 573-9233
                  SUSIE.HEREDEN@WILLIAMS.COM         PAULA.FARRELL@WILLIAMS.COM


               WILLIAMS ENERGY PARTNERS SEES POTENTIAL FOR UPSIDE
                  FROM PLANNED SALE OF GENERAL PARTNER INTEREST

         TULSA, Okla. - Williams Energy Partners L.P. (NYSE: WEG) announced today that Williams (NYSE: WMB) has indicated its intention to sell its investment in the partnership. Williams currently owns the partnership's general partner interest and approximately 55 percent of the partnership's equity.

         "The intended sale by Williams does not involve the divestiture of any assets owned by Williams Energy Partners, nor do we anticipate the transaction would impact our operations or our goal of growing distributions to our unitholders by at least 10 percent this year," said Don Wellendorf, the partnership's chief executive officer. "In fact, the sale of Williams' interests to another party could facilitate the partnership's growth by improving our access to capital markets and lowering future financing costs."

         It is not anticipated that the overall number of WEG limited partner units outstanding would increase as a result of the sale.

         Over the past few months, the partnership has taken steps toward establishing creditworthiness independent from that of Williams. In late 2002, Williams Energy Partners reduced voting rights of the partnership's class B units and subordinated units, all of which are held by Williams.

         The partnership also previously announced that it would begin holding annual unitholder meetings in 2003 to elect the general partner's board of directors, which will be reconfigured to consist of a majority of independent directors prior to the first unitholder meeting.


ABOUT WILLIAMS ENERGY PARTNERS L.P.
Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia. The general partner of WEG is a subsidiary of Williams, which primarily finds, produces, gathers, processes and transports natural gas.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.